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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                          INTERLINK ELECTRONICS, INC.
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                               (Name of Issuer)

                                  Common Stock
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                        (Title of Class of Securities)

                                  458751 10 4
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                                (CUSIP Number)

Wayne B. Cooper, Farrand Cooper P.C., 235 Montgomery St. Suite 1035, San Francisco, CA 94104 Telephone 415-399-0600 Fax 415-677-2950
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                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                 June 10, 1999
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           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No.     458751 10 4                                     PAGE 2 OF 13 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GENPLEX LIMITED
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

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   4  SOURCE OF FUNDS*

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   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
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                      7   SOLE VOTING POWER
                                                            178,600
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY                                            n/a
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING                                              178,600
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                                                            n/a
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            178,600
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                            3.8%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                         SCHEDULE 13D
                                       AMENDMENT NO. 1
                                   STATEMENT OF INFORMATION


                         Item 5.  Interest in Securities of the Issuer

The sole purpose of this Amendment is to report a change in beneficial ownership of the Issuer's shares which has terminated the filer's obligation to report.

(a) The aggregate number and percentage of the class of securities identified pursuant to Item 1 beneficially owned by the Purchaser are, respectively, 178,600 Shares, representing 3.8 percent, of the Issuer's common stock.

(b) The Filer has the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, the Shares.

(c) The transactions resulting in this filing were as follows:

     June 7, 1999    5,600 shares @  9.75
                     8,310 shares @  9.62

     June 8, 1999    4,400 shares @  9.38

     June 9, 1999   15,000 shares @  8.46

     June 10, 1999   3,600 shares @  9.32
                     5,200 shares @  9.38
                     4,500 shares @  9.00
                     5,000 shares @  9.19
                    11,900 shares @  9.25
                     4,800 shares @  9.38
                     5,000 shares @  9.75
                     5,000 shares @  9.88

     June 11, 1999   5,000 shares @  9.92
                     1,300 shares @ 10.00
                     5,000 shares @ 10.12
                     5,100 shares @ 10.25
                    10,000 shares @ 10.38
                     5,000 shares @ 10.50

        All of said transactions were effected as broker transactions through RBC Dominion Securities, Toronto, Ontario, Canada, over the NASDAQ Exchange.

(d) n/a

(e) June 10, 1999.

                                           Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: June 28, 1999                 Byron Ho
                                    --------------------------------------------
                                            Signature


                                    Byron Ho, Director
                                    --------------------------------------------
                                            Name/Title